Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TALARIS THERAPEUTICS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Talaris Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Talaris Therapeutics, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 30, 2018 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was Regenerex, Inc. The Corporation filed a Certificate of Conversion along with a Certificate of Incorporation converting from a limited liability company to a corporation under the name of Regenerex, Inc. on October 30, 2018. The Corporation filed an Amended and Restated Certificate of Incorporation under the name Regenerex, Inc. on November 1, 2018. The name of the Corporation was further changed to Talaris Therapeutics, Inc. on March 6, 2019. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on September 22, 2020. A Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 11, 2021 (the “Charter”). Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment (this “Amendment”) amends certain provisions of the Charter.

2. The Board of Directors of the Corporation duly adopted resolutions approving the Amendment, declaring the Amendment to be advisable and recommending for its approval by the stockholders of the Corporation at the Corporation’s special meeting of the stockholders in lieu of an annual meeting.

3. On October 17, 2023, the Corporation’s special meeting of the stockholders in lieu of an annual meeting was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the required number of shares were voted in favor of the Amendment.

4. The Charter is hereby amended by adding a new Article X to read in its entirety as follows:

“ARTICLE X.

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, an Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as an officer of the Corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) arising from any action brought by or in the right of the Corporation. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article X, “Officer” shall mean an individual who has been duly appointed as an officer of the Corporation.

1. Amendment or Modification. Any amendment, repeal or modification of this ARTICLE X by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as an Officer at the time of such amendment, repeal or modification.”

5. This Amendment shall become effective at 4:01 p.m. Eastern Time on October 19, 2023.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation as of October 19, 2023.

By:	/s/ Mary Kay Fenton
Name: Mary Kay Fenton
Title: Chief Financial Officer and Interim Chief Executive Officer and President